Exhibit 99.1

XOMA Royalty Announces Closing of Its Acquisition by Ligand

EMERYVILLE, Calif., July 14, 2026 - XOMA Royalty Corporation today announced that Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) has completed its previously announced acquisition of XOMA Royalty.

Pursuant to the terms of the transaction announced on April 27, 2026, Ligand acquired all of the outstanding shares of XOMA Royalty common stock. XOMA Royalty stockholders received $39.00 in cash per share of XOMA Royalty common stock owned. XOMA Royalty stockholders and equity award holders also received one non-transferable Contingent Value Right (“CVR”) per share entitling the holder to receive a portion of 75% of the net proceeds that may result from certain pending litigation at XOMA Royalty. As a result of the transaction completion, XOMA Royalty’s common stock no longer trades on the Nasdaq stock exchange.

Leerink Partners served as lead financial advisor, H.C. Wainwright & Co. served as financial advisor, and Gibson, Dunn & Crutcher LLP served as legal advisor to XOMA Royalty.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Contacts

Investors and Media:

Maghan Meyers

Maghan@argotpartners.com

(646) 367-2769